        EXHIBIT 11 - - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                       YEAR ENDED MARCH 31
                                                             -----------------------------------------
                                                              1994            1995             1996
                                                            ---------       ---------        ---------
  Average shares outstanding                                3,882,000       4,140,000        4,437,000

  Net effect of dilutive stock options -- based on
    the treasury stock method using the treasury
    stock method                                              487,000         402,000          237,000
                                                           ----------      ----------       ----------

  TOTAL                                                     4,369,000       4,542,000        4,674,000
                                                           ==========      ==========       ==========

  NET INCOME                                               $4,410,000      $5,885,000       $7,325,000
                                                           ==========      ==========       ==========

  EARNINGS PER COMMON SHARE AND COMMON
    EQUIVALENT SHARE                                       $     1.01      $     1.30       $     1.57
                                                           ==========      ==========       ==========
